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                                                                   EXHIBIT 4.2

                              MSS-DELAWARE, INC.



                           STOCKHOLDERS' AGREEMENT




                                 DATED AS OF

                                AUGUST 3, 1998





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                              TABLE OF CONTENTS

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
SECTION 1.     DEFINITIONS...................................................................1

SECTION 2.     TRANSFER OF SECURITIES........................................................4
        2.1.   General Prohibition on Transfer...............................................4
        2.2.   Right of First Offer..........................................................4
        2.3.   Tag-Along Right...............................................................6
        2.4.   Exempt Transfer...............................................................8
        2.5.   Related Party.................................................................8
        2.6.   Company Sale..................................................................9
        2.7.   Other Restrictions on Transfer...............................................10
        2.8.   Certain Legal Requirements...................................................10

SECTION 3.     PREEMPTIVE RIGHT.............................................................11

SECTION 4.     REGISTRATION RIGHT...........................................................12
        4.1.   Piggyback Registration Rights................................................12
        4.2.   Demand Registration Rights...................................................14
        4.3.   Registration Procedures......................................................16
        4.4.   Restrictions on Public Sale..................................................20
        4.5.   Registration Expenses........................................................21
        4.6.   Indemnification..............................................................22
        4.7.   Rule 144.....................................................................24
        4.8.   Participation in Underwritten Registrations..................................24
        4.9.   Other Registration Rights....................................................25
        4.10.  Definition of Registrable Securities.........................................25

SECTION 5.     GOVERNANCE...................................................................25
        5.1.   Initial Board................................................................25
        5.2.   Size and Composition of Board................................................25
        5.3.   Removal, Replacement.........................................................27
        5.4.   Insurance....................................................................27
        5.5.   Board Approvals..............................................................27
        5.6.   Certain Approvals............................................................28
        5.7.   Board Meetings...............................................................29
        5.8.   Amended and Restated Certificate of Incorporation and By-Laws................29

SECTION 6.     TERMINATION AND AMENDMENT....................................................30

SECTION 7.     MISCELLANEOUS................................................................30
        7.1.   Legend.......................................................................30
        7.2.   Successors, Assigns and Transferees..........................................31
        7.3.   Specific Performance, Etc....................................................31
        7.4.   Governing Law................................................................31
        7.5.   Interpretation...............................................................31

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
        7.6.   Notices......................................................................31
        7.7.   Inspection and Compliance with Law...........................................33
        7.8.   Amendments and Waivers.......................................................33
        7.9.   Transfers Void...............................................................34
        7.10.  Counterparts.................................................................34
        7.11.  Attorneys' Fees..............................................................34
        7.12.  Severability.................................................................34
        7.13.  Federated....................................................................34
        7.14.  Redesignation of Voting Common Stock.........................................34
        7.15.  DeBartolo....................................................................34

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                           STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS' AGREEMENT ("Agreement") is entered into as of August 3, 1998 by and among (i) MSS-DELAWARE, INC., a Delaware corporation (the "Company"), (ii) MSS ACQUISITION CORP. II, a Delaware corporation ("Bear Stearns"), (iii) FEDERATED SPECIALTY STORES, INC., a Delaware corporation ("Federated"), and (iv) Julian R. Geiger, David R. Geltzer and John S. Mills (collectively, the "Management").

                                  RECITALS:

        A. Federated has agreed to acquire 6,000 shares of Series A Preferred Stock pursuant to that certain Acquisition Agreement dated as of July 22, 1998 (the "Purchase Agreement") by and between Federated and the Company and has been granted an option to purchase 4,333 shares of Common Stock of the Company from Bear Stearns pursuant to the Federated Option Agreement.

        B. Bear Stearns has agreed to purchase 65,000 shares of Common Stock and 6,250 shares of the Series B Preferred Stock and the Management, collectively, has agreed to purchase 17,500 shares of Common Stock, in each case from the Company pursuant to that certain Stock Purchase Agreement dated as of August 3, 1998 (the "Stock Purchase Agreement") by and among Bear Stearns, the Management and the Company.

        C. It is a condition precedent to the obligations of: (i) Bear Stearns and the Management under the Stock Purchase Agreement, and (ii) Federated under the Purchase Agreement that the parties hereto enter into this Agreement.

        D. All of the Stockholders desire to enter into this Agreement for the purpose of regulating certain aspects of the Stockholders' relationships with regard to each other and the Company.

                                  AGREEMENT:

        NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Company and Stockholders agree as follows:

SECTION 1. Definitions. As used herein, the following terms shall have the following meanings:

        "Bear Stearns Parties" means at any time, collectively, Bear Stearns and its Related Parties who then own voting Common Stock.

        "Bear Stearns Shares" means the voting Common Stock held at any time by the Bear Stearns Stockholders.

        "Bear Stearns Stockholder" means each of Bear Stearns and any subsequent holder of Shares (other than the Company) who acquires the same directly or indirectly from a Bear Stearns Stockholder other than in a transaction set forth in clauses (iii), (v), (vii) or (viii) of the definition of Exempt Transfers (as provided in Section 2.4).


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        "Common Stock" means the Common Stock, par value $.01 per share, of the Company and any other capital stock of the Company into which such Common Stock is reclassified or reconstituted including, unless otherwise stated, any non-voting Common Stock of the Company.

        "Company Sale" means a transaction, whether in a single transaction or in a series of related transactions pursuant to which a person or group of persons independent of, and which is not an Affiliate of Bear Stearns (a) acquires, whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise, more than 50% of the other outstanding Common Stock and, following consummation of the transaction, Bear Stearns owns less than half of the outstanding Common Stock acquired by it on the date hereof or (b) acquires assets (whether by purchase, lease or otherwise) constituting all or substantially all of the assets of the Company and its Subsidiaries.

        "DeBartolo"' means Simon De Bartolo Group, Inc. and any Affiliate of Simon DeBartolo Group, Inc.

        "Exempt Transfer" see Section 2.4.

        "Federated Option" means the option to purchase 4,333 shares of Common Stock of the Company granted to Federated by Bear Stearns pursuant to the Federated Option Agreement.

        "Federated Option Agreement" means that certain Option Agreement by and between Federated and Bear Stearns.

        "Federated Shares" means the voting Common Stock held at any time by the Federated Stockholders.

        "Federated Stockholder" means each of Federated and any subsequent holder of Shares (other than the Company) who acquires the same directly or indirectly from an Federated Stockholder other than in a transaction set forth in clauses (iii) or (v) of the definition of Exempt Transfers (as provided in Section 2.4).

        "Management Parties" means at any time, the Management who are then employed by the Company or its Subsidiaries who then own voting Common Stock and their Related Parties who then own voting Common Stock. For the purposes of this definition and Section 5.2, voting Common Stock held by a voting trust for Management shall not be included in the determination of the number of shares of voting Common Stock owned by any Management Party unless the member of Management whose voting Common Stock is held in trust is then employed by the Company or its Subsidiaries.

        "Management Shares" means the voting Common Stock held at any time by the Management Stockholders.

        "Management Stockholder" means each of Management and any subsequent holder of Shares (other than the Company) who acquires the same directly or indirectly from a Management Stockholder other than in a transaction set forth in clauses (iii) or (v) of the definition of Exempt Transfers (as provided in Section 2.4).



                                     -2-

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        "On a Fully Diluted Basis" with respect to the Company's Common Stock means the number of shares of Common Stock which will be issued and outstanding after giving effect to the transactions contemplated by the Stock Purchase Agreement plus the number of shares of Common Stock issuable pursuant to the Stock Option Plan as of the applicable date of determination.

        "Qualified Public Offering" see Section 3.1.

        "Related Party" see Section 2.5.

        "Series A Preferred Stock" means the 6% Series A Exchangeable Redeemable Preferred Stock, par value $.01 per share, of the Company and any other capital stock of the Company into which such Series A Preferred Stock is reclassified or reconstituted.

        "Series B Preferred Stock" means the 12 1/2% Series B Redeemable Preferred Stock, par value $.01 per share, of the Company and any other capital stock of the Company into which such Series B Preferred Stock is reclassified or reconstituted.

        "Shares" means (i) any shares of the capital stock of the Company other than the Series A Preferred Stock and the Series B Preferred Stock and
(ii) any securities convertible into, and any rights, options or wan-ants exchangeable or exercisable for, any of the shares of the capital stock of the Company, in either case, at any time outstanding including, without limitation, the Federated Option.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        "Stock Adjustment" see Section 2.6.1.

        "Stockholders" means the Persons identified on the signature page hereto as "Stockholders" including, without limitation, Federated and such other persons who become parties hereto pursuant to Section 2.1 hereof

        "Stock Option Plan" means one or more employee stock option plans duly adopted by the Board of Directors of the Company providing for the issuance to certain employees of the Company and its Subsidiaries of options to purchase up to 17,500 shares of Common Stock (which may be non-voting Common Stock).

        "Subsidiary" of any specified person or entity means a corporation or other entity of which a majority of the voting power of the equity securities or other equity interests is owned, directly or indirectly, by such specified person or entity or any Subsidiary of such specified person or entity.

        "Transfer" see Section 2.1.


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SECTION 2.     Transfer of Securities.

        2.1. General Prohibition on Transfer. No Stockholder shall sell, assign, transfer, pledge, hypothecate, encumber or in any way dispose of ("Transfer") any Shares unless (i) such Stockholder has complied with the provisions of this Section 2, (ii) the transferee (if other than the Company or a transferee of Shares pursuant to a transaction set forth in clause (iii) of the definition of Exempt Transfers (as set forth in Section 2.4) has agreed to become a party to, and be bound by the terms of, this Agreement and has executed a supplemental agreement hereto in form and substance reasonably satisfactory to the Company, and (iii) such Stockholder has delivered to the Company an opinion of such Stockholder's counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the registration requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with.

        2.2.   Right of First Offer.

               2.2.1. If any Stockholder other than a Bear Stearns Stockholder who is not prohibited by Section 2.7 from Transferring any of his Shares (a "Seller"), desires to Transfer any or all of the Shares (the "Transfer Stock") then owned by such Seller to any person other than pursuant to an Exempt Transfer (as defined in Section 2.4 below), such Seller shall reduce to writing the terms pursuant to which such Seller desires to Transfer such Shares (a "Transfer Offer"). Such Transfer Offer shall identify the number of shares of Transfer Stock, the price of the Transfer Stock, the identity of any third party offeror, if any, and all the other material terms and conditions of such Transfer Offer. The Seller shall provide a written notice (the "Transfer Notice") of such Transfer Offer to the Company and the Company shall promptly, but in no event later than fifteen
        (15) business days following receipt of notice from the Seller, provide written notice of such Transfer Offer to the Bear Stearns Stockholders (the "Transfer Offerees"). The Transfer Notice shall contain an irrevocable offer (a "First Offer") to sell the Transfer Stock to the Transfer Offerees at a price equal to the price and upon substantially the same terms as the terms contained in such Transfer Offer. The Transfer Offerees shall have the irrevocable right and option (the "Right of First Offer"), exercisable as provided below, to accept the First Offer as to any or all Shares of the Transfer Stock (subject to the priorities, pro rata adjustments and other provisions set forth below). Each Transfer Offeree that desires to exercise such option with respect to a First Offer shall provide the Seller with an irrevocable written notice of acceptance specifying the number of Shares of the Transfer Stock which such Transfer Offeree is agreeing to purchase pursuant to such First Offer (including any number of Shares in excess of such Transfer Offeree's pro rata portion of the Transfer Stock (the "Excess Shares"), which shall be binding on said Transfer Offeree for the number of Shares in such notice of acceptance, or the lesser number of Shares if so allocated pursuant to
        Section 2.2.2 which notice of acceptance must be provided to the Seller within fifteen (15) business days after the date the Transfer Notice is given (the "Notice Period"), and a copy of which shall simultaneously be provided to the Company. The Company shall promptly distribute such notice of acceptance to all other Transfer Offerees.


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               2.2.2.  Subject to the Seller's rights pursuant to Section
        2.2.5, the allocation of Transfer Stock to Transfer Offerees pursuant to a First Offer shall be made as follows:

               (a) Each Transfer Offeree is entitled to purchase a number of Shares of the Transfer Stock pro rata with all other Transfer Offerees based on the respective holdings on the date of delivery of the Transfer Offer to the Company of Common Stock by each Transfer Offeree at the time of such First Offer.

               (b) If every Transfer Offeree requests to purchase a number of Shares of Transfer Stock equal to or greater than such Transfer Offeree' s pro rata portion, then each Transfer Offeree shall be entitled to receive such Transfer Offeree's pro rata portion of the Transfer Stock (as calculated and set forth in clause (A) above)

               (c) If any Transfer Offeree requests to purchase a number of Shares less than its respective pro rata portion of the Transfer Stock, each Transfer Offeree shall (x) first, be entitled to receive the number of Shares of Transfer Stock requested for purchase by such Transfer Offeree or, if less, the number of Shares of Transfer Stock equal to such Transfer Offeree's pro rata portion of the Transfer Stock (as calculated and set forth in clause (A) above), and (y) second, be entitled to receive that number of any Excess Shares requested by such Transfer Offeree equal to the lesser of (A) the total number of Excess Shares such Transfer Offeree requested and (B) such Transfer Offeree's allocable portion of all Excess Shares based on the respective number of shares of Common Stock held by each Transfer Offeree who requested Excess Shares, applied on an iterative basis to the extent that any such Transfer Offeree's request shall be satisfied in full without all Excess Shares being allocated.

               2.2.3. Subject to the Seller's rights under Section 2.2.5 the closing of the purchases of the Transfer Stock by the Transfer Offerees who have exercised the options granted pursuant to this
        Section 2.2 shall take place at the principal office of the Company on or before the thirtieth (30th) business day after the expiration of the Notice Period. At such closing, such Transfer Offerees shall deliver a certified check or checks in the appropriate amount to the Seller against delivery of certificates representing the Transfer Stock so purchased, duly endorsed in blank by the person or persons in whose name a stock certificate is registered or accompanied by a duly executed assignment separate from the certificate with the signatures thereon guaranteed by a commercial bank or trust company.

               2.2.4. If any shares of the Transfer Stock allocated to an accepting Transfer Offeree are not purchased by such Transfer Offeree (collectively, the "Transfer Default Stock"), any or all such Shares of Transfer Default Stock may be purchased by the other accepting Transfer Offerees (the "Default Offerees") but only within five (5) business days after notice of the availability of such Transfer Default Stock, allocated among such Default Offerees in the manner as Shares of Transfer Stock are required to be allocated to Transfer Offerees as provided in Section 2.2.2 above. Nothing herein shall limit the Seller's legal or equitable remedies against any such defaulting Transfer Offeree. If the Default Offerees do not choose to purchase all of the Transfer Default Stock, the Seller shall have the rights set forth in Section 2.2.5.




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               2.2.5.  Notwithstanding the exercise by any Transfer Offeree of its rights under this Section 2.2, if at the end of the Notice Period the Transfer Offerees shall have collectively agreed to purchase less than all of the Transfer Stock covered thereby (a "Partial Purchase Commitment"), the Seller shall promptly notify the Company and the accepting Transfer Offerees, as to whether or not it shall accept such Partial Purchase Commitment. If such Partial Purchase Commitment is accepted, the closing for such purchase of a portion of such Transfer Stock shall take place pursuant to Section 2.2.3 hereof. Upon acceptance by the Seller of the Partial Purchase Commitment, the Seller shall have the right within the time hereinafter specified to Transfer any Transfer Stock not included in the Partial Purchase Commitment at a price not less than and on terms no more favorable to the purchaser than were in the Transfer Notice. If the Seller determines not to accept the Partial Purchase Commitment, the Seller shall have the right, subject to Section 2.3 below, within the time hereinafter specified to Transfer any or all of the Transfer Stock at a price not less than and on terms no more favorable to the purchaser than contained in the Transfer Notice. If the Company notifies the Seller that no Transfer Offeree has agreed to purchase any portion of the Transfer Stock, or the Seller has accepted a Partial Purchase Commitment and desires to Transfer the remaining Transfer Stock, or the Seller has rejected the Partial Purchase Commitment and desires to Transfer the Transfer Stock, subject to Section 2.3 below, the Seller shall have one hundred twenty (120) days from the end of the Notice Period (the "Sales Period"), in which to Transfer any or all of the Transfer Stock at a price not less than and on terms no more favorable than were contained in the Transfer Notice. No sale may be made to any third party unless such third party agrees in writing, in form and substance reasonably acceptable to the Company, to be bound by the provisions of this Agreement, as a Stockholder. Promptly after any sale pursuant to this Section 2.2, the Seller shall notify the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as the Company may reasonably request. If, at the termination of the Sales Period, the Seller has not completed the sale of all the Transfer Stock, such Seller shall no longer be permitted to Transfer such Transfer Stock pursuant to this Section 2.2 without again fully complying with the provisions of this Section 2.2 and all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Seller's Transfer Stock.

        2.3.   Tag-Along Right.

               2.3.1. In the event that one or more Bear Stearns Stockholders ("Seller") propose to Transfer (in a single Transfer or a series of related Transfers) shares of Common Stock provided that the Transfer is not an Exempt Transfer or a Transfer to other Stockholders pursuant to the Right of First Offer set forth in Section 2.2, then each of the Stockholders other than the Seller (collectively, the "Tag-Along Stockholders") shall have the right (the "Tag-Along Right") to require the proposed purchaser to purchase from such Tag-Along Stockholder up to the number of whole shares of Common Stock not to exceed the number derived by multiplying the total number of shares of Common Stock the Seller proposes to Transfer by a fraction, the numerator of which is the total number of shares of Common Stock owned by such Tag-Along Stockholder, and the denominator of which is the total number of shares of Common Stock owned by the Seller and all Tag-Along Stockholders. Any shares of Common Stock purchased from Tag-Along Stockholders

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        pursuant to this Section 2 shall be paid for in cash, at the same price per share and upon the same terms and conditions as such proposed Transfer by the Seller.

               2.3.2. The Seller shall promptly notify the Tag-Along Stockholders in writing and shall include in such notice (a "Sale Notice), the principal terms and conditions of the proposed Transfer including the sale price per share, the number of shares of Common Stock proposed to be sold by the Seller and the total number of shares of Common Stock held by the Seller and all Tag-Along Stockholders, in the event it proposes to make a Transfer giving rise to the Tag-Along Right. The Tag-Along Right may be exercised by any Tag-Along Stockholder (each, a "Participating Tag-Along Stockholder") by delivery of a written notice to the Seller proposing to sell shares of Common Stock (the "Tag-Along Notice") within fifteen (15) days following delivery of the Sale Notice by the Seller. The Tag-Along Notice shall state the amount of shares that such Participating Tag-Along Stockholder proposes to include in such Transfer to the proposed purchaser (not to exceed the number determined as aforesaid)
        . Each Tag-Along Stockholder who has not so delivered a Tag-Along Notice as set forth above shall be deemed to have waived all of his rights with respect to participating in the Transfer, and the Seller and the Participating Tag-Along Stockholders shall thereafter be free to sell to the proposed purchaser, at a price no greater than I 110% of the price for such shares of Common Stock set forth in the Tag-Along Notice and on other principal terms which are not substantially more favorable to the Seller and the Participating Tag-Along Stockholders than those set forth in the Sale Notice, without any further obligation to such non-accepting Tag-Along Stockholders. If, prior to consummation, the terms of such proposed Transfer shall change with the result that the price shall be greater than 110% of the share price for such shares of Common Stock set forth in the Tag-Along
        Notice or the other principal terms shall be substantially more favorable to the Seller and the Participating Tag-Along Stockholders than those set forth in the Sale Notice, it shall be necessary for a separate Sale Notice to be furnished, and the terms and provisions of this Section 2.3 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 2.3.

               2.3.3. The acceptance of each Participating Tag-Along Stockholder shall be irrevocable except as hereinafter provided, and each such Participating Tag-Along Stockholder shall be bound and obligated to sell in the Transfer on the same terms and conditions, with respect to each share of Common Stock sold, as the Seller, such number of shares of Common Stock as such Participating Tag-Along Stockholder shall have specified in such Tag-Along Notice. In the event the Seller shall be unable to obtain the inclusion in the Transfer of the entire number of shares of Common Stock which the Seller and each Participating Tag-Along Stockholder desires to have included in the Transfer (as evidenced in the case of the Seller by the Tag-Along Notice and in the case of each Participating Tag-Along Stockholder by such Participating Tag-Along Stockholder's Tag-Along Notice), the number of shares of Common Stock to be sold in the Transfer by the Seller and each Participating Tag-Along Stockholder shall be reduced on a pro rata basis according to the proportion which the number of shares of Common Stock which the Seller and each Participating Tag-Along Stockholder desires to have included in the Transfer, respectively, bears to the total number of shares of Common

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        Stock desired by the Seller and all the Participating Tag-Along
        Stockholders to have included in the Transfer.

               2.3.4. If at the end of the 120th day following the date of the delivery of the Sale Notice the Seller has not completed the Transfer (other than as a result of a breach of this Agreement by a Participating Tag-Along Stockholder), each Participating Tag-Along Stockholder shall be released from its obligations under his Tag-Along Notice, the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be furnished, and the terms and provisions of this Section 2.3 separately complied with, in order to consummate such Transfer pursuant to this Section 2.3.

        2.4. Exempt Transfer. The following transactions shall constitute "Exempt Transfers" for the purpose of Section 2.2, Section 2.3, Section 2.6 and Section 2.7: (i) a Transfer of Shares by a Stockholder to the Company,
(ii) a Transfer of Shares by a Stockholder to any Related Party of such Stockholder, (iii) a Transfer of Shares by a Stockholder to the public pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder, (iv) a Transfer of Shares that has been approved in writing as an Exempt Transfer by the holders of a majority of the Bear Stearns Shares and the holders of a majority of the Management Shares, (v) any Transfer of Shares pursuant to the exercise of such Stockholder's Tag-Along Rights, (vi) any Transfer by a Bear Stearns Stockholder that would not result in Bear Stearns and its Related Parties holding less than eighty-five percent (85%) of the shares of Common Stock held by all Bear Stearns Stockholders on the date of this Agreement other than the Shares subject to the Federated Option and the Shares which may be Transferred to DeBartolo, as described in subsection (vii) of this Section 2.4, (vii) any Transfer by a Bear Stearns Stockholder of up to 9,300 shares of its Common Stock to DeBartolo and (viii) any Transfer of Common Stock to the holder of the Federated Option upon exercise of the Federated Option.

        2.5. Related Party. As used herein, the term "Related Party" with respect to any Stockholder means: (A) any person or entity that directly or indirectly, through one or more intermediaries, has control of or is controlled by, or is under common control with, the person or entity specified (an "Affiliate"); (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, or owners, or persons holding a controlling interest of which consist of such Stockholder and/or such other persons or entities referred to in the immediately preceding clause (A) or the immediately following clause (C); (C) with respect to any Stockholder which is an individual, such Stockholder's spouse, siblings, children, grandchildren or parents; (D) with respect to any Stockholder which is a partnership, such Stockholders' partners as of the date hereof; (E) with respect to any Bear Stearns Stockholder shall include, without limitation, any fund or other Person under the control or direction of Bear Stearns or its Related Parties (provided that if such Related Party is a competitor of the Company of the kind described in Section 2.7.2, the transferring Bear Stearns Stockholder shall take reasonable steps to cause confidential financial information relating to the Company to which the Bear Stearns Stockholders have access by virtue of their ownership of Common Stock to be withheld from such Related Party); and (F) with respect to the Management, shall include a voting trust established by the Management giving Julian Geiger the exclusive right to exercise all votes exercisable in respect of the Management Shares.

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        2.6.   Company Sale.

               2.6.1. If, at any time that Bear Stearns Parties own at least 25,000 shares of Common Stock (which such number shall be adjusted as determined by the Board of Directors to reflect any subdivision of shares of Common Stock into a greater number of Shares and any combination of its outstanding shares of Common Stock into a smaller number of Shares (each, a "Stock Adjustment")), the holders of a majority of the Common Stock held by the Bear Stearns Parties approve a Company Sale (the "Approved Sale"), the Stockholders shall consent to and raise no objections against the Approved Sale of the Company, and if the Approved Sale of the Company is structured as a sale of stock, the holders of Common Stock shall sell their shares of Common Stock on the terms and conditions approved by the holders of a majority of the Common Stock held by the Bear Stearns Parties. All holders of Common Stock shall take all actions that the holders of a majority of the Common Stock held by the Bear Stearns Parties reasonably deem necessary or desirable in connection with the consummation of the Approved Sale of the Company including, without limitation, voting their Shares in favor of any resolution of Stockholders in which the Approved Sale is considered.

               2.6.2. The obligations of the holders of Common Stock with respect to the. Approved Sale of the Company are subject to the satisfaction of the condition that, upon the consummation of the Approved Sale (i) all of the Common Stock will receive the same form and amount of consideration per share of Common Stock, provided, that if any holders of Common Stock are given an option as to the form and amount of consideration to be received, all holders will be given the same option, (ii) the Bear Stearns Parties receive nothing of value pursuant to the transaction other than the same transactional consideration per share receivable by all similarly situated Stockholders, plus customary indemnification rights and customary fees for financial advisory and investment banking services rendered and reimbursement of all third party costs, and an officer of the Beat Stearns Parties certifies as to the foregoing, and (iii) the aggregate maximum liability of any holder of Common Stock under any representations, warranties and indemnities given in connection with the Approved Sale shall not exceed the proceeds received by such holder of Common Stock as a result of the Approved Sale (unless such holder of Common Stock otherwise consents) and (iv) the terms of the Approved Sale do not impose any non compete obligation on the Management in excess of that set forth in their respective employment agreements with the Company or a Subsidiary.

               2.6.3. If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Management Shares will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If any holder of Management Shares appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Management Shares declines to appoint another purchaser representative designated by the Company, such holder will appoint another purchaser representative (reasonably acceptable to the

        Company), and such holder will be responsible for the fees of the purchaser representative so appointed.

               2.6.4. The holders of Common Stock will bear their pro rata share (based upon the number of shares held by such holders that are sold) of the costs of any sale of Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party.

        2.7.   Other Restrictions on Transfer.

        Notwithstanding any other provision hereof:

               2.7.1. Except for an Exempt Transfer or with the prior written consent of the holders of a majority of the Bear Stearns Shares or a Transfer upon an Approved Sale, no Management Stockholder may Transfer any Shares held by him until the third anniversary of the date of this Agreement. No Management Stockholder may pledge, hypothecate or encumber the Shares owned by him at any time.

               2.7.2. Except for an Exempt Transfer or an Approved Sale, or with the prior written consent of the holders of a majority of the Management Shares, no Bear Stearns Stockholder may Transfer any Shares held by him (i) until the second anniversary of the date of this Agreement or (ii) to any Person or an Affiliate of any Person whose principal business competes with the business of the Company and whose principal business is the sourcing and retailing of private label specialty men's. and women's apparel which retails at similar price points in substantially the same geographic area within the United States as the Company; and

               2.7.3. Except for an Exempt Transfer or upon an Approved Sale, no Federated Stockholder may Transfer any Shares held by him to any Person or any Person who is an Affiliate of any Person that engages in any business that competes with the businesses then conducted by the Company and its Subsidiaries.

        2.8. Certain Legal Requirements. In the event the consideration to be paid in exchange for shares of Common Stock in the proposed Transfer pursuant to Section 2.3 or Section 2.6 includes any securities and the receipt thereof by a holder of Common Stock as a Participating Tag-Along Stockholder or pursuant to an Approved Sale (collectively, the "Participating Sellers") would require under applicable law either (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Transfer of any information other than such information as would be required under Regulation D in an offering made pursuant to Regulation D solely to "accredited investors" as defined in Regulation D, the Seller shall be obligated only to use its reasonable efforts to cause the requirements under Regulation D to be complied with to the extent necessary to permit such Participating Seller to receive such securities, but shall not have any obligation to effect a registration of such securities under the Securities Act or similar state statutes. If use of reasonable efforts would not result in the applicable requirements being complied with to the extent necessary to permit such Participating Seller to receive such securities, the Seller may cause to be paid to such Participating Seller in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such Participating Seller to the proposed buyers under
Section 2.3 or Section 2.6 (collectively, the "Proposed Buyers") in the Transfer, an amount in cash equal to the fair market value of the securities which such Participating Seller would otherwise receive as of the date of the issuance of such, securities in exchange for shares of Common Stock (as determined by the Board of Directors (including the affirmative vote of a member of the Board of Directors appointed pursuant to Section 5.2.3, if any)), except that in connection with a proposed Transfer pursuant to Section 2.3, any Participating Seller may elect to be excluded from the Transfer rather than receiving cash pursuant to this Section 2.8. The obligation of the Seller to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Participating Seller to receive such securities shall be conditioned on such Participating Seller executing such documents and instruments, and taking such other actions (including, without limitation, if required by the Seller, agreeing to be represented during the course of such transaction by a "purchaser representative" (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Seller shall reasonably request in order to permit such requirements to be complied with. Each Participating Seller agrees to take such actions as the Seller shall reasonably request in order to permit such requirements to be complied with, and no Participating Seller shall have the right to require that such Participating Seller receive cash in lieu of securities if such requirements have not been complied with by such Participating Seller.

SECTION 3. Preemptive Right. The Company hereby grants to each Stockholder the right to purchase, pro rata, all or any part of New Securities (as defined in Section 3.1 below) which the Company may, from time to time, propose to sell and issue. A pro rata portion, for purposes of this Agreement, is the ratio of the number of shares of Common Stock held by such Stockholder immediately prior to any purchase to the total number of shares of Common Stock of the Company issued and outstanding at such time. Each Stockholder shall have a right of over-allotment such that if any person fails to exercise its right hereunder to purchase its pro rata portion of New Securities, the other Stockholders may purchase the non-purchasing Stockholder's portion on a pro rata basis within five (5) business days from the date it receives notice from the Company that such person has failed to exercise its right hereunder to purchase its pro rata share of New Securities.

        3.1. For the purpose of this Section 3, "New Securities" shall mean shares of Common Stock of the Company of any kind whether now or hereinafter authorized, and rights, options or wan-ants to purchase such Common Stock, and securities of any kind whatsoever that are, or may become, convertible into or exchangeable for such Common Stock; provided, however, that the preemptive right shall apply at the time of issuance of the right, warrant, option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof, and provided, further, that the term "New Securities" shall not include: (A) the securities of the Company issued pursuant to the terms of the Subscription Agreements, the Purchase Agreement or the Stock Purchase Agreement, (B) any Common Stock of the Company offered pursuant to a registration statement which has been declared effective after the date hereof under the Securities Act, whereby such securities shall be publicly traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., Automatic Quotation System or National Market System ("NASDAQ) or otherwise broadly distributed to the general public (a "Qualified

Public Offering"), (C) an issuance of Shares to a seller as consideration for an acquisition by the Company of any other Person or all or substantially all of the business and assets of any other Person or a division of any Person,
(D) shares of Common Stock of the Company or options to purchase such Common Stock granted or to be granted in connection with the Stock Option Plan (provided that such Shares in the aggregate may not exceed seventeen and one half percent (17.5%) of the outstanding shares of the Common Stock of the Company On a Fully Diluted Basis immediately after consummation of all transactions contemplated by the Purchase Agreement and the Stock Purchase Agreement) and (E) the issuance of Shares in connection with any debt or preferred stock financing of the Company (provided that such Shares in the aggregate issued in connection with such financings may not exceed five percent (5%) of the outstanding shares of the Common Stock of the Company On a Fully Diluted Basis immediately after the consummation of the transactions contemplated by the Purchase Agreement and the Stock Purchase Agreement).

        3.2. In the event the Company proposes to issue New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Stockholder shall have fifteen (15) business days from the date of receipt of any such notice to agree to purchase a pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

        3.3. In the event that the Stockholders fail to exercise their preemptive rights with respect to all of the New Securities proposed to be sold by the Company within said ten (10) business day period and after the expiration of the five (5) business day period for the exercise of the over-allotment provisions of this Section 3, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement), to sell the New Securities respecting which the Stockholders' rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold such New Securities within said one hundred twenty
(120) day period (or sold and issued New Securities in accordance with the foregoing within one hundred twenty (120) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Stockholders in the manner provided above.

SECTION 4.     Registration Right.

        4.1.   Piggyback Registration Rights.

               4.1.1. Right to Piggyback. Subject to the last sentence of this Section 4.1.1, whenever the Company proposes to register any shares of Common Stock (or securities convertible into. or exchangeable for, or options, warrants or other rights to acquire, Common Stock) with the Securities and Exchange Commission (the "Commission") under the Securities Act (other than registrations on Form S-4 or Form S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of the Registrable Securities (as defined in Section 4.10 below) (a "Piggyback

        Registration"), the Company will give written notice to all Stockholders, at least thirty (30) days prior to the anticipated filing date, of its intention to effect such a registration, which notice will specify the proposed offering price, the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and will, subject to Section 4.1.2 below, include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) business days after the effectiveness of the Company's notice. Except as may otherwise be provided in this Agreement, Registrable Securities with respect to which such request for registration has been received will be registered by the Company and offered to the public in a Piggyback Registration pursuant to this Section 4 on the terms and conditions at least as favorable as those applicable to the registration of shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) to be sold by the Company and by any other person selling under such Piggyback Registration, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register any or to delay registration, of such securities, the Company may, at its election, give written notice of such determination to each holder of Common Stock and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Common Stock in connection with such registration (but not from its obligation to pay the registration expenses in connection therewith as set forth in Section 4.5), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Common Stock, for the same period as the delay in registering such other securities.

               4.1.2. Priority on Piggyback Registrations. If the managing underwriter or underwriters, if any, advise the holders of Registrable Securities in writing that in its or their reasonable opinion or, in the case, of a Piggyback Registration not being. underwritten, the Company shall reasonably determine (and notify the holders of Registrable Securities of such determination), after consultation with an investment banker of nationally recognized standing, that the number or kind of securities proposed to be sold in such registration (including Registrable Securities to be included pursuant to Section
        4.1.1 above) will materially adversely affect the success of such offering (including, without limitation, an impact on the selling price), the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters, or the Company, as the case may be, can be sold, as follows: (i) first, the shares the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration by the requesting Stockholders, pro rata among such requesting Stockholders on the basis of their respective holdings of Common Stock.

               4.1.3. Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company (by action of the Board of Directors) will select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing (which may be a

        Related Party of Bear Stearns) and reasonably acceptable to the holders of a majority of the Registrable Securities included therein.

        4.2.   Demand Registration Rights.

               4.2.1. Right to Demand Registration. (a) The Bear Stearns Stockholders as a group (the "Bear Demanding Group") shall have the right on any three occasions after the date hereof to make a written request of the Company for registration with the Commission, under and in accordance with the provisions of the Securities Act, of all or part of their Registrable Securities (a "Demand Registration").

               (b) Provided that (i) the Company has consummated a Qualified Public Offering on or prior to May 3, 1999, (ii) the Federated Option has been exercised in full and (iii) the sale by the Federated Stockholders of the Common Stock then held by them is restricted by the volume limitations Rule 144 promulgated under the Securities Act, the Federated Stockholders as a group (the "Federated Demanding Group") shall have the right on any one occasion after May 3, 1999 but on or before January 3, 2000 to make a written request of the Company for a Demand Registration. Each of the Bear Demanding Group and the Federated Demanding Group shall be a "Demanding Group".

               (c)     Notwithstanding any demand under subsections (a) and
        (b) of this Section 4.2.1: (x) the Company need not effect a Demand Registration unless such Demand Registration has been requested by persons holding a least a majority of the Registrable Securities held collectively by the relevant Demanding Group on the date of such written request, (y) the Company may, if the Board of Directors determines in the exercise of its reasonable judgment that due to a pending or contemplated acquisition or disposition, to effect such Demand Registration at such time would have a material adverse effect on the Company, defer such Demand Registration for a single period not to exceed one hundred eighty (180) days (but if the Company elects to defer any Demand Registration pursuant to the terms of this sentence, no Demand Registration shall be deemed to have occurred for purposes of this Agreement) and (z) the Company shall be obligated to effect only the number of Demand Registrations set forth in Section 4.2.2 below. Within ten (10) days after receipt of the request for a Demand Registration, the Company will send written notice (the "Notice) of such registration request and its intention to comply therewith to all members of the relevant Demanding Group who are holders of Registrable Securities and, subject to Section 4.2.3 below, the Company will include in such registration all Registrable Securities of such members of the relevant Demanding Group with respect to which the Company has received written requests for inclusion therein within twenty (20) business days after the effectiveness of the Notice. All requests made pursuant to this Section 4.2.1 will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof.

               (d) The demand right of the Bear Demanding Group set forth in Section 4.2.1(a) may not be exercised in respect of Registrable Securities which have an estimated market value (upon consummation of the demand registration) of less then $5.0 million in the aggregate.

               (e) The demand right of the Federated Demanding Group set forth in Section 4.2.1(b) may not be exercised in respect of Registrable Securities which constitute, in the aggregate, less than one percent (1%) of the outstanding Common Stock upon the date of exercise of such demand right.

               4.2.2. Number of Demand Registrations. The Bear Demanding Group shall be entitled to three (3) Demand Registrations, and, subject to the satisfaction of the conditions described in Section
        4.2.1 above, the Federated Demanding Group shall be entitled to one
        (1) Demand Registration and the expenses of each (including the fees and expenses of one counsel for the Demanding Group then exercising its demand rights hereunder in accordance with Section 4.5.2 below) shall be borne by the Company. A Demand Registration shall not be counted as a Demand Registration hereunder until such Demand Registration has been declared effective by the Commission and maintained continuously effective for a period of at least three months or such shorter period when all Registrable Securities included therein have been sold in accordance with such Demand Registration. If the Company elects to issue and sell any equity securities pursuant to any Registration Statement filed in connection with a Demand Registration, then such Registration shall be deemed not to be a Demand Registration for purposes of determining the number of Demand Registrations granted by this Agreement.

               4.2.3. Priority on Demand Registrations. If in any Demand Registration the managing underwriter or underwriters thereof (or in the case of a Demand Registration not being underwritten, the holders of a majority of the Registrable Securities held by the Demanding Group then exercising its demand rights hereunder after consultation with an investment banker of nationally recognized standing), advise the Company in writing that in its or their reasonable opinion the number of securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an impact on the selling price), the Company will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or such holders of Registrable Securities held by the relevant Demanding Group, as the case may be) can be sold without having a material adverse effect on the success of the offering, as follows: (i) first, the Registrable Securities requested to be included in such Demand Registration by the requesting Stockholders, including the Demanding Group, pro rata, among such Stockholders on the basis of their respective holdings and (ii) second, shares to be issued and sold by the Company or shares held by persons other than the Stockholders and requested to be included in such Demand Registration (if any).

               4.2.4. Selection of Underwriters. If a Demand Registration is an underwritten offering, the holders of a majority of the Registrable Securities to be included in such Demand Registration held by members of the Demanding Group who then exercising its demand rights hereunder will select a managing underwriter or underwriters of recognized national standing (which may be a Related Party of Bear Stearns) to administer the offering.

        4.3. Registration Procedures. With respect to any Piggyback Registration or Demand Registration (generically, a "Registration"), the Company will, subject to Sections 4.1.2 and 4.2.3 as expeditiously as practicable:

               4.3.1. prepare and file with the Commission, within 60 days after mailing the applicable Notice, a registration statement or registration statements (the "Registration Statement") relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof; provided that the Company will include in any Registration Statement on a form other than Form S-1 all information that the holders of the Registrable Securities so to be registered shall reasonably request and shall include all financial statements required by the Commission to be filed therewith, cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. ("NASD"), and use its best efforts to cause such Registration Statement to become effective; provided further that before filing a Registration Statement or prospectus related thereto (a "Prospectus") or any amendments or supplements thereto, the Company will furnish to the holders of the Registrable Securities covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such holders and underwriters and their respective counsel, and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which the holders of a majority of the Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object;

               4.3.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep each Registration Statement effective for the applicable period, or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and to comply fully with Rules 424, 430A and 462, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus; the Company shall not be deemed to have used its best efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in selling holders of the Registrable Securities covered thereby not being able to sell such Registrable Securities during that period unless such action is required under applicable law, provided that the foregoing shall not apply to actions taken by the Company in good faith and for valid business reasons, including without limitation the acquisition or divestiture of assets, so long as the Company promptly thereafter complies with the requirements of Section 4.3.11, if applicable;

               4.3.3. notify the selling holders of Registrable Securities and the managing underwriters, if any, promptly, and (if requested by any such person or entity) confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contemplated by Section 4.3.14 below cease to be true and correct, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (F) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading;

               4.3.4. make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

               4.3.5. if requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

               4.3.6. furnish to each selling holder of Registrable Securities and each managing underwriter, without charge, at least one signed copy of the Registration Statement, as first filed with the Commission, and any amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

               4.3.7. deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such selling holder of Registrable Securities and underwriters may reasonably request; the Company consents to the use of each Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

               4.3.8. prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions as any seller or underwriter reasonably requests in writing, considering the amount of Registrable Securities proposed to be sold in each such jurisdiction, and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process or to taxation, other than as to matters and transactions relating to the Registration Statement, in any such jurisdiction where it is not then so subject;

               4.3.9. cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and to be in such denominations and registered in such names as the underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

               4.3.10. use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

               4.3.11. upon the occurrence of any event contemplated by
        Section 4.3.3(F) above, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

               4.3.12. cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, or cause such Registrable Securities to be authorized for trading on the NASDAQ National Market System if any similar securities issued by the Company are then so authorized, if requested by the holders of a majority of such Registrable Securities or the managing underwriters, if any;

               4.3.13. provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable Registration Statement;

               4.3.14. enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registration is an underwritten Registration (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings; (B) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority of the Registrable Securities being sold) addressed to each selling holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such holders and underwriters; (C) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to the selling holders of. Registrable Securities and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with primary underwritten offerings; (D) if an underwriting agreement is entered into, the same shall set forth in full the indemnification provisions and procedures set forth in Section 4.6 below with respect to all parties to be indemnified pursuant to said Section 4.6; and (E) the Company shall deliver such documents and certificates as may be requested by the holders of a majority of the Registrable Securities being sold and the managing underwriters, if any, to evidence compliance with Section 4.3.3(F) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder;

               4.3.15. make available for inspection by a representative of the holders of a majority of the Registrable Securities, any underwriter participating in any disposition pursuant to such Registration, and any attorney or accountant retained by the sellers or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosure of such records, information or documents is required by court or administrative order or any regulatory body having jurisdiction;

               4.3.16. otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of any twelve (12)-month period (or ninety (90) days, if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwritten offering, or
        (B) if not sold to underwriters in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve (12)-month periods;

               4.3.17. promptly prior to the filing of any document that is to be incorporated by reference into any Registration Statement or Prospectus (after initial filing of the Registration Statement), provide copies of such document to the selling holders of Registrable Securities and to the managing underwriters, if any, make the Company's representatives available for discussion of such document and other customary due diligence matters and make such changes in such document prior to the filing thereof as such selling holders or underwriters may reasonably request;

               4.3.18. provide promptly to each selling holder of Registrable Securities and the underwriter, if any, upon request, each document filed with the Commission pursuant to the requirements of Section 13 or Section 15(d) of the Exchange Act; and

               4.3.19. take such other action that may be requested by a seller of Common Stock that are customary and reasonably required in connection with the sale of Registrable Securities to which the Registration is being effected, including, in, the case of an underwritten offering, cause the Company's executive officers, including its chief executive officer and chief financial officer, to be available to meet with potential investors and to participate in any "roadshow" requested by the underwriters and which in the underwriters' judgment is reasonably necessary or appropriate for the sale of the Registrable Securities as to which the Registration is being effected.

        The Company may require each seller of Registrable Securities as to which any Registration is being effected to famish to the Company such information regarding the proposed distribution of such securities as the Company may from time to time reasonably request in writing.

        Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3.3(F) such holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such holder's receipt of copies of the supplemented or amended Prospectus as contemplated by Section 4.3.11, or until it is advised in writing (the "Advice") by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods referred to in Section
4.3.2 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.3.11 or the Advice.

        4.4.   Restrictions on Public Sale.

               4.4.1. Public Sale by Holders of Registrable Securities. To the extent not inconsistent with applicable law, each Stockholder, if requested by the managing underwriter or underwriters for any such Registration, agrees not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, in violation of Regulation M or during the 15 business days prior to, and during the one hundred eighty (180)-day period (or such shorter period as may be agreed to by such holders) beginning on, the effective date of the applicable Registration Statement (except as part of such Registration).

               4.4.2. Public Sale by the Company and Others. If requested by the managing underwriter or underwriters for any underwritten Registration, (i) whether or not it participates in such Registration, the Company will not sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) in violation of Regulation M or during the fifteen (15) business days prior to, and during the one hundred eighty (180) day period beginning on the effective date of such Registration and (ii) the Company will cause each holder of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) purchased from the Company or pursuant to the Federated Option at any time after the date of this Agreement (other than in a registered public offering) including without limitation Federated in respect of the Common Stock subject to the Federated Option (whether or not the Federated Option has been exercised) to agree not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any such securities during such period described in clause (i) above (except as part of such Registration, if otherwise permitted) whether or not such holder has participated in the Registration.

               4.4.3. Other Registrations. If the Company has previously filed a Registration Statement with respect to Registrable Securities, and if such previous Registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) under the Securities Act (except on Form S-8 or any similar successor form), whether on its own behalf or at the request of any holder or holders of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), until a period of at least three (3) months has elapsed from the effective date of such previous Registration; provided, that if the holders of fifty percent (50%) or more of the aggregate number of Registrable Securities included in such previous Registration shall agree in writing, such period may be shortened to a period specified by such holders.

        4.5.   Registration Expenses.

               4.5.1. All expenses incident to the Company's performance of or compliance, with this Agreement will be borne by the Company, including, without limitation, all registration and filing fees, the fees and expenses of the counsel and accountants for the Company (including the expenses of any "cold comfort" letters and special., audits required by or incident to the performance of such persons), all other costs and expenses of the Company incident to the preparation, printing and filing under the Securities Act of the Registration Statement (and all amendments and supplements thereto) and furnishing copies thereof and of the Prospectus included therein, the costs and expenses incurred by the Company in connection with the qualification of the Registrable Securities under the state securities or "blue sky" laws of various jurisdictions, the costs and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and regulations of the NASD), the costs and expenses of listing the Registrable Securities for trading on a national securities exchange or authorizing them for trading on NASDAQ and all other costs and expenses incurred by the Company in connection with any Registration hereunder; provided that, except as otherwise provided in Section 4.5.2, each Stockholder shall bear the costs and expenses of any underwriters' commissions, brokerage fees or transfer taxes relating to the Registrable Securities sold by such Stockholders and the fees and expenses of any counsel, accountants or other representative retained by Stockholder.

               4.5.2. Notwithstanding the foregoing and except as provided below, in connection with each Registration hereunder, the Company will reimburse the Stockholders who are holders of Registrable Securities being registered in any Registration hereunder for (i) the reasonable fees and disbursements of not more than one counsel, which counsel shall be chosen (x) by the holders of a majority of the Registrable Securities to be included therein that are held by the Demanding Group in respect of such registration in the case of a Demand Registration and (y) otherwise, by the holders of a majority of all Registrable Securities to be included therein, and (ii) the reasonable out-of-pocket expenses of the holders of Registrable Securities in connection with such Registration, including travel costs (if any).

        4.6.   Indemnification.

               4.6.1. Indemnification by the Company. The Company agrees to indemnify, to the full extent permitted by law, each Stockholder, its officers, directors, partners and agents and each person who controls such Stockholder (within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act)), against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue, statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of a Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information with respect to such Stockholder furnished in writing to the Company by such Stockholder or its representative expressly for use therein. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each person who controls such persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities; provided, however, if pursuant to an underwritten public offering of Registrable Securities, the Company and any underwriters enter into an underwriting or purchase agreement relating to such offering that contains provisions relating to indemnification and contribution between the Company and such underwriters, such provisions shall be deemed to govern indemnification and contribution as between the Company and such underwriters.

               4.6.2. Indemnification by Holders of Registrable Securities. In connection with any Registration in which a Stockholder is participating, each such Stockholder will furnish to the Company in writing such information with respect to such Stockholder as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the full extent permitted by law, the Company, the directors and officers of the Company signing the Registration Statement and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the Registration Statement or Prospectus or preliminary Prospectus (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information with respect to such Stockholder so furnished in writing by such Stockholder or its representative specifically for inclusion therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information with respect to such persons or entities so furnished in writing by such persons or entities or their representatives specifically for inclusion in any Prospectus or Registration Statement.

               4.6.3. Conduct of Indemnification Proceedings. Any person or entity entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 4.6.1 and 4.6.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff. to such indemnified party of an unconditional release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

               4.6.4. Contribution. If for any reason the indemnification provided for in Sections 4.6.1 and 4.6.2 is unavailable to an indemnified party as contemplated by Sections 4.6.1 and 4.6.2, then the indemnifying party in lieu of indemnification shall contribute to the amount paid or payable by the indemnified party as a result of such expense, loss, claim, damage or liability. In determining the amount of contribution to which an indemnified party is entitled, there shall be considered such indemnified party's relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

        4.7. Rule 144. The Company, agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any holder of Registrable Securities may reasonably request in order that such holder may effect sales of Common Stock pursuant to Rule 144. At any reasonable time and upon request of any Stockholder, the Company will furnish such Stockholder and others with such information as may be necessary to enable the Stockholder to effect sales of Common Stock pursuant to Rule 144 under the Securities Act and will deliver to such Stockholder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

        4.8. Participation in Underwritten Registrations. No Stockholder may participate in any underwritten Registration hereunder unless such Stockholder
(i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to select the underwriter pursuant to Sections 4.1.3 and 4.2.4, and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of underwriting arrangements.

        4.9. Other Registration Rights. The Company will not grant to any person (including the Stockholders) any demand or piggyback registration rights with respect to any capital stock of the Company including, without limitation, the Shares other than piggyback registration rights that are not inconsistent with the terms of this Section 4. To the extent that the Company grants to any person registration rights with respect to any securities of the Company having provisions more favorable to the holders thereof than the provisions contained in this Agreement, the Company will confer comparable rights to the holders of Registrable Securities under this Agreement.

        4.10. Definition of Registrable Securities. "Registrable Securities" means the shares of Common Stock now owned or hereafter acquired by any Stockholder, but with respect to any share, only until such time as such share
(i) has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it or (ii) has been sold to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act and the Legend referred to in Section 7.1 has been removed from the certificate representing such share.

SECTION 5.     Governance.

        5.1. Initial Board. On the date hereof, the initial Board of Directors of the Company shall consist of the following members: Julian Geiger, David Geltzer, John Mills, John D. Howard, Bodil M. Arlander and Steven D. Tishman (collectively, the "Initial Directors") and three seats shall be vacant. All Stockholders holding voting Common Stock agree to vote or execute a written consent to effect the election of such Initial Directors to take office immediately upon execution hereof.

        5.2. Size and Composition of Board. Until amended in. accordance with Section 5.6 below, the Company's Board of Directors shall at all times be composed of no more than nine (9) directors, and the Company and each Stockholder hereby agrees to take, at any time and from time to time, all action necessary (including, without limitation, voting the shares of the Company's voting Common Stock owned or controlled by such Stockholder, calling special meetings of stockholders and executing and delivering written consents) such that:

               5.2.1. if and for so long as the Bear Stearns Parties collectively own 25,000 or more shares of voting Common Stock, five
        (5) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock owned by the Bear Stearns Parties;

               5.2.2. if and for so long as the Management Parties collectively own 15,000 or more shares of voting Common Stock, three
        (3) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock owned by the Management Parties;

               5.2.3. if and for so long as the Bear Stearns Parties have the right to appoint four or more members of the Board of Directors, in addition to any directors designated by the Bear Stearns Parties and the Management Parties, one (1) member of the Board of Directors shall at all times be a person who is not an employee, director or officer of the

        Bear Stearns Parties but shall be designated by holders of a majority of the voting Common Stock held by the Bear Stearns Parties subject to the approval of holders of a majority of the voting Common Stock owned by the Management Parties, such approval not to be unreasonably withheld or delayed;

               5.2.4. if and for so long as the Bear Stearns Parties collectively own at least 20,000 shares of voting Common Stock, but less than 25,000 shares of voting Common Stock, four (4) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock owned by the Bear Stearns Parties;

               5.2.5. if and for so long as the Bear Stearns Parties collectively own at least 15,000 shares of voting Common Stock, but less than 20,000 shares of voting Common Stock, three (3) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock owned by the Bear Stearns Parties;

               5.2.6. if and for so long as the Bear Stearns Parties collectively own at least 10,000 shares of voting Common Stock but less than 15,000 shares of voting Common Stock, two (2) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock owned by the Bear Stearns Parties;

               5.2.7. if and for so long as the Management Parties collectively own at least 10,000 shares of voting Common Stock but less than 15,000 shares of voting Common Stock, two (2) members of the Board of Directors shall at all times be persons designated by holders of a majority of the voting Common Stock held by the Management Parties;

               5.2.8. if and for so long as the Bear Stearns Parties do not otherwise have any rights to designate any member of the Board of Directors hereunder but the Bear Stearns Parties collectively own 5,000 or more shares of voting Common Stock, one (1) member of the Board of Directors shall be a person designated by holders of a majority of the voting Common Stock owned by the Bear Stearns Parties. Notwithstanding the foregoing, the rights of the Bear Stearns Parties set forth in this Section 5.2.8 shall terminate upon the later to occur of. (i) the first Qualified Public Offering of Common Stock; and
        (ii) the rights of the Management Parties under Section 5.2.9 terminating, irrespective of the number of shares of voting Common Stock then owned by the Bear Stearns Parties; and

               5.2.9. if and for so long as the Management Parties do not otherwise have any rights to designate any member of the Board of Directors hereunder, but the Management Parties collectively own 5,000 or more shares of voting Common Stock (including, for the purpose of this Section 5.2.9 only, voting Common Stock then owned by Management whether or not they are then employees of the Company), one (1) member of the Board of Directors shall be a person designated by holders of a majority of the voting Common Stock owned by the Management Parties (including voting Common Stock then owned by Management whether or not they are then employees of the Company). Notwithstanding the foregoing, the rights of the Management Parties set forth in this
        Section 5.2.9 shall terminate upon the occurrence of the first Qualified Public

        Offering of Common Stock, irrespective of the number of shares of voting Common Stock then owned by the Management Parties provided however that, if following such Qualified Public Offering Julian Geiger and his Related Parties (excluding any Shares owned by any other persons in any voting trust) collectively own 5,000 or more shares of voting Common Stock, and Mr. Geiger is the Chief Executive Officer of the Company, the rights of the Management Parties in this
        Section 5.2.9 shall not terminate until the earlier to occur of. (i) Mr. Geiger and such Related Parties collectively owning less than 5,000 shares of voting Common Stock; and (ii) Mr. Geiger ceasing to be the Chief Executive Officer of the Company.

        The number of shares of Common Stock referred to in each Subsection of this Section 5.2 and in Section 5.6 shall be adjusted as determined by the Board of Directors upon any Stock Adjustment to reflect such Stock Adjustment.

        5.3.   Removal, Replacement. No director designated pursuant to
Section 5.2 may be removed except by the holders of a majority of the shares of voting Common Stock entitled to nominate and appoint such director in accordance with Section 5.2, and each Stockholder hereby agrees to take all action necessary (including, without limitation, voting the shares of the Company's voting Common Stock owned or controlled by such Stockholder, calling special meetings of stockholders and executing and delivering written consents) for the purpose of accomplishing the foregoing. Immediately upon any Stockholder no longer being entitled to appoint one or more Director(s), such Director(s) shall resign or be removed from the Board by the relevant Stockholders. With respect to the vacancies on the Board of Directors referenced in Section 5. 1, or if a vacancy on the Board occurs by reason of the death, removal, resignation, retirement or election not to serve of a designee, the remaining directors and the Company shall cause the vacancy thereby created to be filled by a new designee as soon as possible, who is designated in the manner and by the persons specified in Section 5.2 and the Company and each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same; provided, however, that if any group fails to designate a representative in accordance with Section
5.2 above for a period of thirty (30) consecutive days, then such vacancy shall be filled by a vote of all of the shareholders of the Company holding voting Common Stock until such time as the board member is designated in accordance with Section 5.2.

        5.4. Insurance. In addition to any compensation to which the members of the Board of Directors may be entitled, the Company shall obtain and maintain at all during which this Agreement remains in effect, at the cost and expense of the Company, director liability insurance policies covering each member of the Board of Directors. Such director liability insurance policies shall be provided by a reputable nationally recognized insurance carrier and shall provide coverage in such amounts and on such terms as may be reasonably acceptable to each member of the Board of Directors.

        5.5. Board Approvals. In addition to any vote or consent of the Board of Directors or the stockholders of the Company required by law or the Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the members of the Board of Directors shall be necessary for authorizing, effecting or validating:

               (i) the approval of any annual budget or business plan for the Company or any Subsidiary of the Company or the deviation by the Company or any such Subsidiary from any annual budget for the Company or such Subsidiary approved by the Board of Directors by more than ten percent (10%);

               (ii) any capital expenditure or expenditures by the Company or any Subsidiary of the Company which, individually or in the aggregate, exceeds $250,000 except for any such capital expenditures which are identified and approved in the annual budget referred to in
        (i) above;

               (iii) the hiring or termination by the Company or any Subsidiary of the Company of any officer or senior management employee of the Company or such Subsidiary or any material change in the terms of employment (including compensation) of any of the foregoing;

               (iv) redemption, purchase, or other acquisition of any capital stock of the Company other than pursuant to an employment agreement with Management;

               (v)     authorization or issuance of any equity security;

               (vi) any amendment, modification or repeal of the Company's Amended and Restated Certificate of Incorporation;

               (vii) any merger or consolidation of the Company into or with another corporation, or any sale, lease, exchange, or other conveyance of all or substantially all the assets of the Company;

               (viii) declaration or distribution of any dividend on any series of capital stock of the Company other than dividends on the Series A or Series B Preferred Stock;

               (ix) increase in the number of shares that the Company is authorized to issue under the Stock Option Plan or establishment of or increase in the number of shares that the Company is authorized to issue under any similar or successor plan or any restricted stock, stock option or similar plan; or

               (x) any transaction, contract, agreement, loan, advance (other than ordinary business expenses) or guarantee ("Transaction") entered into by the Company or any of its Subsidiaries with or for the benefit of the Management Parties or any Federated Stockholder or any of their respective Related Parties except for Transactions entered into with Federated pursuant to the Sourcing Agreement between Federated and the Company dated as of July 31, 1998, as the same may be amended from time to time.

        5.6. Certain Approvals. In addition to any vote or consent of the Board of Directors or the stockholders of the Company or required by law or the Amended and Restated Certificate of Incorporation, until the Bear Stearns Parties own less than 25,000 shares of voting Common Stock (adjusted as described in Section 5.2) the affirmative vote of a majority of the members of the Board of Directors, including, the affirmative vote of a director of the Company designated by the Bear Stearns Parties and the affirmative vote of a director of the Company designated by the Management Parties (who shall be Julian Geiger if he is then a director of the Company) in the case of (i) below and the affirmative vote of an independent director appointed pursuant to Section 5.2.3 (if any) in the case of (ii), (iii), (iv) or (v), shall be necessary for authorizing, effecting or validating:

               (i) any increase or decrease in the size of the Board of Directors (other than as described in Section 5.9 below);

               (ii) any redemption or repurchase by the Company of any Common Stock held by the Bear Stearns Stockholders;

               (iii) any redemption or repurchase by the Company of, or payment of dividends on, any shares of Series B Preferred Stock held by the Bear Stearns Stockholders in circumstances where redemption, repurchase or such payment of dividends is not permitted by the Company's Amended and Restated Certificate of Incorporation (as the same may be amended from time to time). It is expressly agreed that neither (a) payment of accrued dividends on the Series B Preferred Stock nor (b) redemption or repurchase of any shares of Series B Preferred Stock following any election by the Series B Majority Holders to demand redemption of any shares of Series B Preferred Stock pursuant to the Amended and Restated Certificate of Incorporation of the Company shall require any consent hereunder,

               (iv) any Transaction, entered into by the Company or any of its Subsidiaries, with or for the benefit of any Bear Stearns Stockholder or any Related Party of any Bear Stearns Stockholder unless: (a) such Transaction is on terms no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; or (b) such Transaction is pursuant to the Management Services Agreement between the Company and Bear Stearns dated as of the date hereof as the same may be amended from time to time (the "Management Services Agreement"); or

               (v)     any material amendment to the Management Services
        Agreement.

        This Section 5.6 shall terminate on the earlier to occur of. (a) Bear Stearns ceasing to own 25,000 or more shares of voting Common Stock (adjusted as described in Section 5.2), and (b) the Management Parties ceasing to have the right to designate one or more members of the Board of Directors of the Company under Section 5.2.

        5.7. Board Meetings. From the date hereof until the first (1st) anniversary of this Agreement, the Board of Directors shall hold regularly scheduled meetings no less frequently than on a monthly basis. Thereafter, the frequency of such meetings shall be determined by majority vote of the Board of Directors; provided, however, that during the term of this Agreement regularly scheduled meetings of the Board of Directors shall be held no less frequently than once per calendar quarter.

        5.8. Amended and Restated Certificate of Incorporation and By-Laws. Promptly following Closing, the Stockholders agree to adopt such amendments to the Company's Amended and Restated Certificate of Incorporation and By-Laws as are, in the opinion of a majority of the Board of Directors, reasonably necessary to give effect to the provisions of this Section 5.

        5.9. Public Offering. In connection with any public offering of Shares, or the listing of Shares on any national securities exchange or NASDAQ, the Board of Directors shall vote to increase the size of the Board of Directors to permit the appointment of two independent directors of the Company and, if the Bear Stearns Parties then own 25,000 or more shares of Common Stock, the number of members of the Board of Directors which may be designated by the Bear Stearns Parties pursuant to Section 5.2.1 shall be increased to such number as would give the Bear Stearns Parties the right to designate a majority of the members of the Board of Directors following the appointment of independent directors pursuant to this Section 5.9.

SECTION 6.     Termination.

        The provisions of Sections 2 and 3 of this Agreement shall terminate upon the earlier of (i) the consummation of the first underwritten Qualified Public Offering of Common Stock in which the Company has received net proceeds of at least $20 million (measured as of the date of issuance) and (ii) the consummation of any Approved Sale.

SECTION 7.     Miscellaneous.

        7.1. Legend. The certificates representing the capital stock of the Company held by each of the Stockholders shall bear the following legend:

               "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES OR SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY SIMILAR REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES LAW., THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN, RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 3, 1998, A COPY OF WHICH IS AVAILABLE UPON REQUEST FROM THE SECRETARY OF THE COMPANY."

        If any capital stock of the Company becomes eligible for sale pursuant to Rule 144(k) promulgated under the Securities Act, the Company shall, upon the request of any holder of such capital stock, remove the legend set forth in this Section 7.1 from the certificates evidencing the shares of such capital sock held by such holder. In addition, (i) in connection with any Transfer of shares of any capital stock of the Company pursuant to any public offering registered under the Securities Act or pursuant to Rule 144 or Rule 144A (or any similar rule or rules then in effect promulgated under the Securities Act) if such rule is available or (ii) if the holder of any shares of capital stock of the Company delivers to the Company an opinion of counsel reasonably acceptable to the Company that no subsequent Transfer of such shares shall require registration under the Securities Act, the Company shall promptly upon such Transfer deliver new certificates for such shares which do not bear the legend set forth in this Section 7.1.

        7.2. Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, heirs, legatees, successors and assigns (including any party to which any Stockholder has Transferred Shares if such party is required under Section 2 to become bound hereby). The Company covenants and agrees that it will not issue any equity securities to any person (other than pursuant to an effective Registration Statement) unless such person, prior to such issuance, agrees in writing to be bound by this Agreement, as amended or modified prior to the date of such issuance, to the same extent and in the same manner as the other parties hereto. Each such supplementary agreement shall become effective upon its execution by the Company and such person acquiring such equity securities, and it shall not require the signatures or the consent of any other party hereto. Upon such execution such person shall be bound by all the restrictions placed on the Stockholders by this Agreement and all actions taken by the Stockholders and the Company pursuant to this Agreement prior to the execution of such supplementary agreement, shall be subject to any additional restrictions set forth in such supplementary agreement and shall enjoy only such rights as are specifically set forth in such supplementary agreement. Notwithstanding anything to the contrary set forth herein, Shares sold to the public pursuant to an effective Registration Statement shall no longer be subject to any of the provisions of this Agreement.

        7.3. Specific Performance, Etc. The Company and each Stockholder, in addition to being entitled to exercise all rights provided herein, in the Company's Amended and Restated Certificate of Incorporation or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

        7.4. Governing Law. This Agreement shall be governed by and construed in Accordance with the internal law of the State of New York.

        7.5. Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

        7.6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, or sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested, as follows:

               7.6.1.  If to the Company to:

                       Specialty Acquisition Corporation
                       11 Penn Plaza, 6th Floor
                       New York, New York 10001
                       Attention: Julian R. Geiger
                       Facsimile No.: (212) 494-6818

                       with copies (which shall not constitute notice) to:

                       Kirkland & Ellis
                       655 15th Street N.W.
                       Washington, D.C. 20005
                       Attention: Richard L. Perkal, Esq.
                       Facsimile No.: (202) 879-5200

                       and to

                       Latham & Watkins
                       885 Third Avenue
                       Suite 1000
                       New York, N.Y. 10022-4100
                       Attention: Roger H. Kimmel, Esq.
                       Facsimile No.: (212) 751-4864

               7.6.2.  If to Bear Stearns, to:

                       MSS Acquisition Corp. II
                       c/o Bear, Stearns & Co. Inc.
                       245 Park Avenue, 17th Floor
                       New York, N.Y. 10167
                       Attention: John D. Howard
                       Facsimile No.: (212) 272-7425

                       with a copy (which shall not constitute notice) to:

                       Latham & Watkins
                       885 Third Avenue
                       Suite 1000
                       New York, N.Y. 10022-4100
                       Attention: Roger H. Kimmel, Esq.
                       Facsimile No.: (212) 751-4864

               7.6.3.  If to Federated, to:

                       c/o Federated Department Stores, Inc.
                       7 West Seventh Street
                       Cincinnati, Ohio 45202,
                       Attention: General Counsel
                       Facsimile No.: (513) 579-7354

                       with a copy (which shall not constitute notice) to:

                       Jones Day Reavis & Pogue
                       599 Lexington Avenue
                       New York, New York 10022
                       Attention: Robert A. Profusek, Esq.
                       Facsimile No.: (212) 755-7306

               7.6.4.  If to Management, to:

                       Specialty Acquisition Corporation
                       11 Penn Plaza, 6th Floor
                       New York, New York 10001
                       Attention: Julian R. Geiger
                       Facsimile No.: (212) 494-6818

                       with a copy (which shall not constitute notice) to:

                       Kirkland & Ellis
                       655 15th Street N.W.
                       Washington, D.C. 20005
                       Attention: Richard L. Perkal, Esq.
                       Facsimile No.: (202) 879-5200

        7.7. Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any Stockholder at the offices of the Company through the Secretary of the Company.

        7.8. Amendments and Waivers. The provisions of this Agreement, including the provisions of this Section 7.8, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions -hereof may not be given, except by a written instrument executed by (i) the Company, (ii) the holders of a majority of the Bear Stearns Shares and (iii) the holders of a majority of the Management Shares; provided that no authorization, modification, supplement, waiver, consent or departure from the provisions hereof which adversely affects the rights or obligations of the Federated Stockholders, in their capacity as Stockholders, shall be given without the additional prior written consent of holders of a majority of the Federated Shares. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

        7.9. Transfers Void. Any Transfer of any security of the Company in violation of this Agreement shall be null and void and the Company covenants and agrees that it will not register or otherwise recognize a Transfer (whether for the purposes of shareholder voting or in connection with the distribution of dividends or other corporate assets) of any securities which it has reason to believe was effected in violation of this Agreement.

        7.10. Counterparts. This Agreement may be executed in one or more counterparts, by the original parties hereto and any successor in interest, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

        7.11. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to, any other available remedy.

        7.12. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

        7.13. Federated. Notwithstanding that Federated is a "Stockholder" for the purposes of being subject to this Agreement, Federated shall not be deemed to hold or own any shares of Common Stock subject to the Federated Option until Federated has exercised the Federated Option in respect of such shares of Common Stock in accordance with the terms of the Federated Option, including without limitation, paying the Option Price for such shares of Common Stock.

        7.14. Redesignation of Voting Common Stock. Promptly following the date hereof, the parties shall take such action necessary to create a class of Common Stock of the Company having the same rights, powers and restrictions as the voting Common Stock of the Company but which shall not, until the consummation of a Qualified Public Offering, have the right to vote on any matters to be voted on by the stockholders of the Company. All of the Shares issuable pursuant to the Stock Option Plan shall be such non-voting Common Stock and any shares of voting Common Stock (or options exercisable for voting Common Stock) issued prior to the creation of the non-voting Common Stock under the Stock Option Plan shall be exchanged for shares (or options exercisable for shares) of non-voting Common Stock. Each Stockholder shall, in addition, have the right, exerciseable by such Stockholder at its discretion, to require that the Company exchange some or all of the Common Stock then held by it respectively for such non-voting Common Stock.

        7.15. DeBartolo. Bear Stearns shall ensure that any shares of Common Stock Transferred by it to DeBartolo shall either be shares of non-voting Common Stock or shall be subject to an arrangement whereby Bear Stearns can exercise the votes of such shares of Common Stock prior to the first Qualified Public Offering of Common Stock.

        IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement as of the date first above written.

                             MSS-DELAWARE, INC.,
                             a Delaware corporation


                             By:     /s/ Julian Geiger
                                    -------------------------------------
                             Its:    President
                                    -------------------------------------


                             MSS ACQUISITION CORP. II,
                             a Delaware corporation


                             By:     /s/ John Howard
                                    -------------------------------------
                             Its:    President
                                    -------------------------------------


                             FEDERATED SPECIALTY STORES, INC.,
                             a Delaware corporation


                             By:     /s/ Denis J. Broderick
                                    -------------------------------------
                             Its:    Vice-President
                                    -------------------------------------


                             JULIAN R. GEIGER

                              /s/ Julian R. Geiger
                             -----------------------


                             DAVID R. GELTZER


                              /s/ David Geltzer
                             -----------------------


                             JOHN S. MILLS


                              /s/ John Mills
                             -----------------------